Exhibit 99.1

NEWS RELEASE

Contacts:                                             Raymond J. Pacini

Chief Executive Officer

California Coastal Communities, Inc.

(949) 250-7781

CALC DECIDES TO APPEAL STAFF DETERMINATION

REGARDING NASDAQ DELISTING

•                  The Company’s common stock will remain listed during the interim

IRVINE, California, November 4, 2009 — California Coastal Communities, Inc. (NASDAQ: CALC) announced today that it will appeal the previously announced October 28, 2009 delisting determination of the Nasdaq Stock Market Listing Qualifications Staff indicating the Staff’s decision to delist the Company’s common stock from the Nasdaq Stock Market due to the Company’s recent filing of a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code pursuant to which the Company is seeking to extend the maturity dates and change the repayment schedules for its approximately $182 million of Brightwater credit facilities in order to repay the debt in full in 2013 based on currently expected home sales over the next four years.

The Company has requested an oral hearing to appeal the proposed delisting, and its common stock will remain listed on the Nasdaq Stock Market pending the outcome of the hearing.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered 2,200 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of court proceedings, lender negotiations, regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

***END***